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                                                                    EXHIBIT 4.31

                    SETTLEMENT AGREEMENT AND GENERAL RELEASE

     This Settlement Agreement ("Agreement") is made and entered into between HUDSON CONSULTING GROUP, INC. ("Hudson"), on the one hand, CHEQUEMATE INTERNATIONAL, INC., dba C3D DIGITAL, INC. ("C3D"), on the other hand. The above-named parties are referred to collectively hereinafter as "the Parties."

                                    RECITALS

     Whereas, certain disputes have arisen between the Parties;

     Whereas, on October 22, 2001, Hudson filed a suit against C3D in the in the Third District Court of the State of Utah, Salt Lake County, Case No. 000909325, HUDSON V. C3D.

     Whereas, the Parties now desire to resolve all claims, known and unknown, which may exist among them relating to, or arising out of, the action entitled HUDSON V. C3D.

     Now therefore, in consideration of the above premises and the following covenants, it is hereby agreed as follows:

PURPOSE

1. The Parties hereto understand, acknowledge, and agree that the execution of this Agreement constitutes a compromise of the disputes that exist between them, that this Agreement is not to be considered as any finding of fact nor construed as an admission of liability or fault by any party.

RECIPROCAL OBLIGATION

2. C-3D will issue 514,000 shares of its common stock to Hudson (the "Settlement Shares"), valued at a price per shares of $0.175. These shares would be immediately made a part of the S-3 registration statement of C-3D, subject only to the registration statement going effective for trading restrictions to be lifted on the 514,000 shares to be issued to Hudson.

3. From the time that the registration statement goes effective Hudson would agree to limit its sales during each thirty-day period following that date to 20% of the shares received pursuant to the settlement agreement.

4. At the end of the five-month period following the effective date, C-3D would cover any shortfall in sales proceeds generated by the sales of the common stock received by Hudson, the maximum of the guaranty is for $90,000. Any at point that sales proceeds equal or exceed the sum of $90,000, Hudson may sell shares equal to 10% of the preceding week's sales volume from that time forward.
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5.   The respective Parties have agreed to jointly draft and execute this
     Settlement Agreement and General Release, and after the language is finalized, to provide the other with a copy of the executed signature page with all due expediency.

6. The Parties agree that payment made in the form of items 1 through 5 of this agreement by C3D shall constitute full and complete settlement of all disputes arising from, or related to the action entitled HUDSON V. C3D, Case No. 000909325.

7. After counsel for C3D receives in his office a copy of the executed signature page of this Settlement Agreement, C3D shall issue the Settlement Shares, to be sent to Michael Golightly, Attorney at Law, made payable to Hudson Consulting Group, Inc..

8. Within seven (7) calendar days of receipt of the Settlement Shares, counsel for Hudson shall file Request for Dismissal with prejudice with the Third District Court of the State of Utah, Salt Lake County, Case No. 000909325 and duly notify the court of the settlement. Counsel for Hudson shall also serve C3D's counsel with copies of all of Hudson's communications with the court.

RELEASE OF CLAIMS

9. Each party agrees for itself, its predecessors, successors, and assigns, to fully and unconditionally release and forever discharge the other party, including each party's successors, assigns, subsidiaries, affiliates, transferees, attorneys, representatives, agents, officers, directors, employees, insurers, and reinsurers, past, present, and future, from and on account of any and all claims, demands, actions, causes of action, or charges of any nature or kind whatsoever against the other party, whether known or unknown, asserted or unasserted, choate or inchoate, related to or arising out of the action entitled HUDSON V. C3D, Case No. 000909325.

ADVICE OF COUNSEL

10. In executing this Agreement, the Parties acknowledge that they have been advised to consult with and have consulted with and had the advice of an attorney duly admitted to practice law in the State of California prior to executing this Agreement, and that they have voluntarily executed this Agreement after a careful and independent investigation, and not under fraud, duress, or undue influence.

BINDING ON SUCCESSORS

11. This Agreement shall be binding on and inure to the benefit of the Parties hereto, their heirs, executors, administrators, successors-in-interest, and assigns.
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INTEGRATION

12. All Parties hereby agree that this Agreement is the complete and exclusive statement of the mutual understanding of the Parties and supersedes and cancels all previous written and oral agreements and communications relating to the action entitled HUDSON V. C3D, Case No. 000909325.

INTERPRETATION

13. The Parties hereby agree that no inference or rule of inference shall be made by reason of the fact that one Party caused this Agreement to be drafted. For purposes of interpretation of the Agreement, it shall be assumed that all Parties drafted each provision of the Agreement. This Agreement shall be deemed to have been made in, and shall be construed pursuant to the laws of the State of California.

SEVERABILITY

14. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be unenforceable or invalid, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

CONFIDENTIALITY

15. The Parties hereto specifically acknowledge, affirm, agree, and intend on their own behalf and on the behalf of their attorneys and representatives, that the terms of this Agreement shall remain entirely confidential unless disclosure is required by the court, by law, any reporting requirements of the Securities and Exchange Commission or the American Stock Exchange, or otherwise necessary to carry out the terms and conditions of this Agreement.

NO WAIVER

16. No failure to exercise, and no delay in exercising, on the part of any Party, any privilege, any power or any rights hereunder will operate as a waiver thereof, nor will any single or partial exercise of any right or power hereunder preclude further exercise of any right hereunder.

FURTHER ASSISTANCE

17. Each of the parties shall hereafter execute all documents and take all actions that are reasonably necessary to effectuate the provisions of this Agreement.

WAIVER OF CLAIMS
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18.  The Parties hereby acknowledge that there is a risk that subsequent to the execution of this Agreement. They will discover, incur, or suffer claims which were unknown or anticipated at the time this Agreement was executed, which, if known on the date this Agreement is executed, may have materially affected their decision to execute this Agreement. The Parties expressly assume the risk of such unknown and unanticipated claims and agree that this Agreement and the general release contained herein apply to all such known or unknown or unanticipated claims.

ATTORNEY FEES

19. If any actual controversy arises as to the enforcement of any provision of this Agreement, the prevailing party, in any action or arbitration to enforce this Agreement, shall be entitled to recover all costs and expenses including, without limitation, attorney fees.

EXECUTION IN COUNTERPARTS

20. The Parties agree that this Agreement may be executed in counterparts and that it is the intent of the Parties that a copy signed by a Party will be fully enforceable against that Party provided all other Parties have executed a counterpart of this Agreement. The Parties further agree that, in order to expeditiously effect the execution of this Agreement, a facsimile transmission of the signature pages will be deemed an original.

     Therefore, the signatures below constitute an express of the Parties, and each of them, that this Agreement is agreed to and binding as of the date of execution:

THE HUDSON GROUP

By: Richard Surber                      Dated:
   ---------------------------                -----------------------
Its: President
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CHEQUEMATE INTERNATIONAL, INC.

By: Chandos Mahon                       Dated:
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Its: CEO and President
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